Exhibit 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	November 1, 2006

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for Fiscal 2006

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the fiscal year and fourth quarter ended September 30, 2006.

Fiscal 2006 and Fourth Quarter Highlights:

•	Backlog increased $1.1 billion, or 13.1%, from September 30, 2005 to $9.8 billion

•	Fiscal 2006 net earnings increased 50.0% from fiscal 2005 to $196.9 million

•	Fiscal 2006 diluted EPS increased 46.0% to $3.27 per share

•	Fourth quarter net earnings increased 53.3% from last year to $58.7 million

•	Fourth quarter diluted EPS increased 51.6% from last year to $0.97

•	Fourth quarter net earnings include a net benefit of $0.05 per diluted share related to various tax matters

Jacobs reported today record net earnings of $196.9 million, or $3.27 per diluted share, on revenues of $7.4 billion for its fiscal year ended September 30, 2006. This compares to net earnings of $131.6 million, or $2.24 per diluted share, on revenues of $5.6 billion for fiscal 2005.

For the fourth quarter of fiscal 2006, Jacobs reported net earnings of $58.7 million, or $0.97 per diluted share, on revenues of $2.0 billion. This compares to net earnings of $38.3 million, or $0.64 per diluted share, on revenues of $1.5 billion for the fourth quarter of fiscal 2005.

Net earnings for the fourth quarter and fiscal year 2006 include a net, after-tax benefit of $3.1 million, or $0.05 per share, representing the favorable settlement of a matter with the U.S. Internal Revenue Service (“IRS”), off-set in part by provisions recorded for certain other income tax exposures. The effects of the settlement and other income tax exposures on the elements of the income statement include an increase in pre-tax interest income of $3.3 million, and a $1.5 million net reduction in the Company’s income tax provision.

Jacobs also announced backlog totaling $9.8 billion at September 30, 2006, including a technical professional services component of $5.2 billion. This compares to total backlog and technical professional services backlog of $8.6 billion and $4.3 billion, respectively, at September 30, 2005.

Commenting on the results for year, Jacobs President and CEO Craig L. Martin stated, “Clearly we had a strong quarter, capping a good year. Earnings, sales, and backlog are at record levels. Our customers are continuing to invest, so we expect to see growth continuing throughout FY 2007.”

Also commenting on the results for the year and on the Company’s earnings outlook for fiscal 2007, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “The outlook for 2007 should continue to track above our target 15% average growth with earnings per share between $3.75 and $4.05.”

Effective as of the beginning of the current fiscal year, the Company adopted FASB Statement 123R–Share-Based Payment using the modified retrospective application method. Accordingly, its results of operations for prior fiscal periods have been adjusted to include compensation cost relating to stock options.

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Thursday, November 2, 2006, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through November 9, 2006. The dial-in number for the audio replay is 706.645.9291 (confirmation code 8158014).

Jacobs, with over 43,000 employees and revenues exceeding $7.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We therefore caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2005 Form 10-K, and in particular the discussions contained under Item 1 – Business; Item 3 – Legal Proceedings; and Item 7 –Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended September 30		Twelve Months Ended September 30
	2006 (a)	2005 (b)	2006 (a)	2005 (b)
Revenues	$1,979,291	$1,519,459	$7,421,270	$5,635,001
Costs and Expenses:
Direct costs of contracts	(1,726,582)	(1,312,246)	(6,487,022)	(4,828,697)
Selling, general and administrative expenses	(167,577)	(145,630)	(632,692)	(591,413)

Operating Profit	85,132	61,583	301,556	214,891
Other Income (Expense):
Interest income	7,083	1,448	15,209	4,349
Interest expense	(2,158)	(1,443)	(7,496)	(6,471)
Miscellaneous expense, net	(641)	(415)	(3,982)	(3,293)

Total other income (expense), net	4,284	(410)	3,731	(5,415)

Earnings Before Taxes	89,416	61,173	305,287	209,476
Income Tax Expense	(30,690)	(22,866)	(108,404)	(77,868)

Net Earnings	$58,726	$38,307	$196,883	$131,608

Earnings Per Share:
Basic	$1.00	$0.67	$3.38	$2.31
Diluted	0.97	0.64	3.27	2.24

Weighted Average Shares Used to
Calculate Earnings Per Share:
Basic	58,658	57,604	58,324	57,045
Diluted	60,495	59,410	60,187	58,690

(a)	Includes a net, after-tax benefit of $3.1 million, or $0.05 per diluted share relating to the resolution of various tax matters.

(b)	Adjusted to include the effects of stock-based compensation in accordance with SFAS 123R.

Other Operational Information (in thousands)

	Three Months Ended September 30		Twelve Months Ended September 30
	2006	2005	2006	2005
Revenues by Major Component:
Technical professional services	$923,253	$740,854	$3,376,637	$2,855,579
Field services	1,056,038	778,605	4,044,633	2,779,422

Total	$1,979,291	$1,519,459	$7,421,270	$5,635,001

Depreciation Expense (pre tax)	$10,632	$10,209	$40,598	$38,721

Capital Expenditures	$14,264	$10,412	$53,980	$43,902

Selected Balance Sheet and Backlog Information (in thousands):

	At September 30,
	2006	2005
Balance Sheet Information:
Cash and cash equivalents	$434,067	$239,849
Working capital	776,766	552,336
Total debt	92,147	95,983
Stockholders’ equity	1,423,214	1,165,780	(a)
Backlog Information:
Technical professional services	$5,153,400	$4,329,000
Field services	4,624,300	4,314,000

Total	$9,777,700	$8,643,000

(a)	Adjusted to include the effects of stock-based compensation in accordance with SFAS 123R.

Non-GAAP Financial Measure:

Management of the Company believes that earnings before the effects of SFAS 123R is useful information, particularly during this first year of adoption, because it allows investors to assess for themselves the Company’s earnings trend. Such non-GAAP information is also integral to Management’s internal evaluation of the Company’s performance. The following table reconciles the Company’s reported GAAP net earnings and earnings per share to the non-GAAP financial measure (in thousands, except earnings per share):

Adoption of SFAS 123R

	Three Months Ended September 30		Twelve Months Ended September 30
	2006	2005	2006	2005
Net earnings: As reported	$58,726	$38,307	$196,883	$131,608
Effect of SFAS 123R	2,693	4,473	9,767	19,412

Net earnings excluding the effects of SFAS 123R	$61,419	$42,780	$206,650	$151,020

Diluted EPS: As reported	$0.97	$0.64	$3.27	$2.24
Effect of SFAS 123R	0.05	0.08	0.16	0.33

EPS excluding the effects of SFAS 123R	$1.02	$0.72	$3.43	$2.57